EXHIBIT 16.1 TO FORM 8-K/A


November 16, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read item 4.01 of Form 8-K/A of Petrie Stores Liquidating Trust dated November 16, 2004 and are in agreement with the statements contained in the first, second, third and fifth paragraphs on page one and the first sentence in the fourth paragraph on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                /s/ Ernst & Young LLP


MetroPark, New Jersey